Exhibit 99.3

CINERGY CORP.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	March 31 2004	December 31 2003

ASSETS
Current Assets
Cash and cash equivalents	$218,541	$169,120
Restricted deposits	94,659	92,813
Notes receivable, current	74,916	189,854
Accounts receivable less accumulated provision for doubtful accounts of $7,853 at March 31, 2004, and $7,884 at December 31, 2003	1,162,607	1,074,518
Fuel, emission allowances, and supplies	275,372	357,625
Energy risk management current assets	352,235	305,058
Prepayments and other	88,022	53,609
Total current assets	2,266,352	2,242,597

Property, Plant, and Equipment - at Cost
Utility plant in service	9,835,661	9,732,123
Construction work in progress	279,782	275,459
Total utility plant	10,115,443	10,007,582
Non-regulated property, plant, and equipment	4,561,449	4,527,943
Accumulated depreciation	4,994,540	4,908,019
Net property, plant, and equipment	9,682,352	9,627,506

Other Assets
Regulatory assets	1,006,879	1,012,151
Investments in unconsolidated subsidiaries	489,482	494,520
Energy risk management non-current assets	113,921	97,334
Notes receivable, non-current	209,001	213,853
Other investments	188,950	184,044
Goodwill and other intangible assets	53,041	45,349
Other	197,351	197,351
Total other assets	2,258,625	2,244,602

Assets of Discontinued Operations	4,343	4,501

Total Assets	$14,211,672	$14,119,206

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,364,327	$1,240,423
Accrued taxes	228,798	217,993
Accrued interest	68,194	68,952
Notes payable and other short-term obligations	236,936	351,412
Long-term debt due within one year	729,793	839,103
Energy risk management current liabilities	329,496	296,122
Other	106,170	107,438
Total current liabilities	3,063,714	3,121,443

Non-current Liabilities
Long-term debt	4,133,169	4,131,909
Deferred income taxes	1,589,259	1,557,981
Unamortized investment tax credits	106,616	108,884
Accrued pension and other post-retirement benefit costs	681,916	662,834
Accrued cost of removal	501,025	490,856
Energy risk management non-current liabilities	88,221	64,861
Other	209,094	205,344
Total non-current liabilities	7,309,300	7,222,669

Liabilities of Discontinued Operations	9,693	11,594

Total Liabilities	10,382,707	10,355,706

Cumulative Preferred Stock of Subsidiaries
Not subject to mandatory redemption	62,818	62,818

Common Stock Equity
Common stock - $0.01 par value; authorized shares - 600,000,000; issued shares - 179,665,285 at March 31, 2004, and 178,438,369 at December 31, 2003; outstanding shares - 179,544,917 at March 31, 2004, and 178,336,854 at December 31, 2003	1,797	1,784
Paid-in capital	2,220,748	2,195,985
Retained earnings	1,590,833	1,551,003
Treasury shares at cost - 120,368 shares at March 31, 2004, and 101,515 shares at December 31, 2003	(3,862)	(3,255)
Accumulated other comprehensive income (loss)	(43,369)	(44,835)
Total common stock equity	3,766,147	3,700,682

Total Liabilities and Shareholders’ Equity	$14,211,672	$14,119,206

Note:  Prior year’s data has been reclassified to conform with current year’s presentation.